SendtoNews Distribution Agreement For Media

This Agreement dated December 15, 2013 (The “Effective Date”),

Between:

SENDTONEWS VIDEO INCORPORATED, a British Columbia company, having an office at  1111 Wharf Street, Victoria, B.C., Canada, V8W 1T7, (Fax No.: (250) 483-6436),

(“SendtoNews” or “STN”)

And:

SYNDICORE ASIA LIMITED, a Hong Kong company, having an office at Flat 1010, Miramar Tower, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong, (Fax No.: (852) 3020-9221)

(“Customer”)

SendtoNews and Customer, in consideration of the covenants and agreements specified herein, and intending to be legally bound, hereby agree as follows:

Delivery and Supply of Aggregated Third Party Content

1.1

SendtoNews is an aggregator of third party content and agrees to license to Customer the third party content (the “Content”) set out in Schedule A, attached to this Agreement (which schedule is hereby incorporated by reference as an integral part of this Agreement) (the “Schedule A”). Such Content shall be used by Customer solely as provided in this Agreement.

License of Rights

2.1

Grant of License by SendtoNews.

(a)

Subject to the terms and conditions of this Agreement, SendtoNews hereby grants to Customer, subject to Section 2.1(c) and any special provisions included in Schedule A hereto, an exclusive Asia Pac region, non-transferable license (the “Rights”) to use, modify, edit, reproduce, distribute, feed, store, communicate, display and transmit the Content in electronic form in connection with the Licensed Media (as defined herein) throughout the ‘the territory’ as defined in 2.1 (d) during the Term (as defined herein), and to permit users of the Licensed Media to download portions of Content and print the Content for personal use, provided that the Content will only be used by Customer and its permitted users in a manner that: (i) constitutes fair dealing for the purpose of research or private study, or constitutes fair dealing for the purpose of criticism, review, or news reporting; (ii) if the source of Content is provided, attributes that source, and states the name of the author (in the case of a copyrightable work), the performer (in the case of a performer's performance), the maker (in the case of a sound recording), or the broadcaster (in the case of a communication signal), if provided; (iii) is non-commercial, unless otherwise expressly agreed by SendtoNews; (iv) maintains, without modification in the Content, all copyright, trade-mark, and other proprietary notices and disclaimers present in the Content; (v) truly and accurately reflects the intention of the material included in the Content if viewed in its entirety; and (vi) is fully compliant with all terms and conditions imposed by the third party owners (herein an “Owner” or “Owners”, as applicable) of the Content, including, without limitation, those terms and conditions attached hereto Schedule  A, and as otherwise notified by SendtoNews or the Owners from time to time.

(b)

The Rights provided in this Agreement are non-transferable and the use, reproduction, storage, display and transmission of Content are subject to such restrictions as the Owners of STN may impose from time to time, including, without limitation, to limitations on size, placement, duration of use and geographic distribution and types of advertising partners. Customer will be required within the SendtoNews Software Platform to agree to these terms from time to time as is deemed necessary by the SendToNews rights management team at its own discretion.

(c)

In furtherance of the above, Customer acknowledges that some of the Content is obtained by SendToNews under contractual restrictions from its Owners.  For example an Owner may not wish its Content to be associated with the adult materials or gambling materials and their license to STN prohibits its Content being posted on Licensed Media associated with such materials. Where such restrictions exist, the Content provided by SendtoNews will be provided to Customer subject to such restrictions and Customer agrees upon notice of such restrictions to comply with them (or not accept the applicable Content).  In order to obtain Content from certain Owners, Customer may be required to execute further agreements where required for SendToNews to comply with its obligations to such Owners.

(d)

Customer will act as a distribution and advertising sales arm for the Asia Pac region (‘the territory’) which is clearly defined as the territories of (Japan, Hong Kong and Macau, South Korea, Singapore, Thailand,  Laos,  Vietnam, Myanmar, Cambodia, China, Mongolia, Taiwan, Malaysia, India, Afghanistan, Bangladesh, Bhutan, Maldives, Nepal, Pakistan, Sri Lanka,  Brunei, Fiji, Kiribati, Niue, Philippines, Samoa, Solomon Is. Tonga, Tuvalu, Vanuatu, Amsterdam Is., Baker Is., Borneo, British Indian Ocean Territory, Canton & Enderbury Is., Ducie Is., Fanning Is., French Polynesia, Guam Heard & McDonald Is., Howland Is., Jarvis Is., Johnston Is., Kerguelen Is., Malden Is., Mariana Is., Midway Is., Pacific Is., Trust Territory, Palmyra Is., Rotuma Is., St. Paul Is., Starbuck Is., Sunda Is., Timor, Tokelau Is., Wake Is., Wallis & Futuna Is., Washington Is.).

  2.2 Licensed Media.  For the purposes of this Agreement, ‘Licensed Media” means each and every internet web-page located on any web-portal, web-site, domain name, sub-domain or URL, or mobile application owned, operated, powered, licensed or controlled by Customer or any affiliated entity of Customer, whether now existing or to be created during the Term, including, without limitation, those operating on mobile phones, tablets, personal digital assistants, pagers, hybrid devices, Connected TV, other wireless enabled devices and applications, any fixed or mobile electronic distribution or computer network delivery platform or device (whether now known or devised in future) .

2.3

Proprietary Notices.  Customer will not alter or impair any acknowledgment of copyright, trade-mark or other intellectual property rights of SendtoNews or of any Owners that may appear in the Content including any copyright, trademark and similar notices that SendtoNews or any Owner may reasonably request in writing.  Without limiting the foregoing, Customer will, whenever the Content is displayed by Customer and unless otherwise advised by SendtoNews, state that the Content is provided “Courtesy of SendtoNews.com”.

2.4

SendtoNews Services/Delivery of Content.  In addition to any services that are to be provided as set forth in Schedule A, SendtoNews will provide reasonable on-going assistance to Customer with regard to technical, administrative and service-oriented issues relating to the delivery, utilization, transmission, storage and maintenance of the Content.  SendtoNews will use reasonable commercial efforts to provide updated Content on a regular basis.  Without limiting the generality of the foregoing, during the Term of this Agreement, unless otherwise agreed in writing, SendtoNews will deliver Content to Customer each business day in the manner set forth in Schedule A.

Financial Terms

3.1

Advertising Revenues.  For the purposes of this Agreement, the following definitions apply:

“Advertiser(s)”

means any third party or parties who purchase Advertisements.

“Advertisements”

means the display advertisements, which appear on the pre-roll, mid-roll, post-roll, of paid advertising related to any Content.

“Advertising Revenues”

means the gross revenue earned by Customer or STN, as applicable, during the Term in respect of the sale of any Advertisements, reduced only by (a) any applicable sales or value added taxes (but not taxes based on earnings) payable with respect to such Advertisements, (b) any amount to be remitted to a specific provider of Content and (c) any credits or refunds provided to an Advertiser.

3.2.1 Revenue Share. Both STN and Customer will use commercially reasonable efforts to solicit Advertisements from Advertisers.

(i)

Premium Player:  A premium player is for purposes of this Agreement defined as a full size player placed on Publisher site above the fold. Customer or STN, as applicable, will pay to the other party thirty percent (30%) of the Advertising Revenue actually received in any calendar month within thirty (30) days after the end of such month.  Any exception to this for a distribution partner of the customer must be pre-approved in writing by the C.O.O. or C.E.O. of STN.

(ii)

Non-Premium Player:  A non-premium player is for purposes of this Agreement defined as either a sidebar player, or placement of any player below the fold. Customer or STN, as applicable, will pay to the other party twenty percent (20%) of the Advertising Revenue actually received in any calendar month within thirty (30) days after the end of such month.  Any exception to this for a distribution partner of the customer must be pre-approved in writing by the C.O.O. or C.E.O. of STN.

(iii)

SendtoNews will collect and remit to each Content owners the commission due to them. STN will provide within sixty (60) days after the end of each calendar month during the Term, a monthly report setting out full details of all Advertising Revenues generated during the immediately preceding calendar month.

3.2.2

Ad Sales By Customer

(a)

Customer and STN will be permitted to sell local language advertisements for display in Players  located on the Licensed Media and third party websites in ‘the territory’ (“STN Players”); provided that Customer adheres to such requirements as STN may reasonable impose, including, without limitation, those intended to avoid violations of STN’s agreements with Owners. (e.g., not to show advertisements against NASCAR content which would result in STN being in violation of its agreement with NASCAR) provided that Customer is advised of any restrictions in advance of an Advertising Sale.

(b)

Unless otherwise agreed to in writing by STN (which can include email) no Digital Advertisements may be sold by Customer at a rate of less than $25 CPM.

(c)

Customer may only display advertisements on STN Players where the advertisements are acquired pursuant to a contract directly with the advertisers or the agencies that act on behalf of such advertisers.  In no event shall Customer shall enter into any agreement for any advertising to be displayed on or through any STN Player where such agreements involve any advertisement network, broker, bidding/sale platform or similar marketplace where the minimum CPM stated in 3.2 sec (b) would be compromised.

(d)

In addition to the amounts outlined in Section 3.2.1 (a), Customer shall be entitled to 10% of all Advertising Revenue actually paid to STN or Customer for displaying advertisements sold by Customer and served through the STN Player on the Licensed Media or any other third party websites located in ‘the territory’ (“Customer Advertising Sales Commission”) so long as such Advertisements meet the reasonable requirements of STN in effect from time to time.  Subject, to Section 3.2.1, any other Advertising Revenue received by Customer shall be paid over to STN no later than thirty (30) days following the date on which such Advertising Revenue is run and invoiced to Advertiser by Customer.

(e)

Customer shall use reasonable commercial efforts to ensure that Advertisements it sells are not defamatory, illegal, advocate violence or illegal conduct or infringe upon the rights of any person.

(f)

 During the Term, Customer shall appoint and maintain an individual who shall be the primary contact with whom STN may communicate with regard to all advertising related matters.

(g)

Customer shall continue to be entitled to exclusivity in ‘the territory’ if Customer has achieved the following targets by the calendar year end of 2014.

2014 – end of Year Target for sustainable run rate

•

Minimum Monthly Digital Impressions – 20,000,000

•

Obtain an Average Digital CPM - $25.00

•

Obtain an Average Broadcast CPM - $12.50

•

Achieve Advertisement Sales ramp up run rate - $300,000

For years following 2014 the targets shall be determined by the parties, acting reasonably.

Should these targets not be met this agreement moves to non-exclusive distribution and ad sales in ‘the territory’.  For clarity this means that STN shall engage in no other third party distribution or ad sales agreements in ‘the territory’ outlined in this agreement.

Payments to Customer pursuant to this clause shall be paid within 120 days following the end of each calendar quarter.

Term and Termination

4.1

Initial Term and Renewals.  This Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided below or as otherwise agreed, remain effective for the initial term set forth in Schedule A (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement will automatically renew for successive additional periods as specified in Schedule A (“Extension Terms”), unless otherwise terminated by either party at any time during an Extension Term by giving at least sixty (60) days written notice to the other party. As used herein, “Term” means collectively the Initial Term and any Extension Term(s).

4.2

Suspension of Service.

STN shall at all times have the right to suspend or terminate the delivery of any Content hereunder where it believes that Customer has violated any restrictions imposed by an Owner with respect to the distribution or use of its Content.

4.3

Termination for Cause.  This Agreement may be terminated by either party immediately if the other party breaches any of its payment obligations under this Agreement and such breach is not remedied within ten (10) days following the date of written notice to such party of the details of such payment breach.  Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon written notice if the other party: (a) becomes insolvent; (b) files a petition in bankruptcy; (c) makes an assignment for the benefit of its creditors; or (d)  breaches any of its obligations under this Agreement in any material respect (other than a breach of a payment obligation hereunder), and, if capable of being remedied, such breach, is not remedied within thirty (30) days following written notice to such party. Upon termination or expiration of this Agreement for any reason, SendtoNews will be entitled to cease delivery of new Content to Customer and Customer will immediately cease all further use of the existing Content unless otherwise expressly agreed by SendtoNews.  Upon termination or expiration of this Agreement for any reason, if SendtoNews consents to Customer continuing to exercise its Rights in respect of some or all of the Content already delivered to Customer, such continued use will be subject to Customer continuing to be in compliance with all terms and conditions set forth in this Agreement, including, without limitation, its payment obligations in respect of Advertising Revenues generated from Content already delivered to Customer. The rights of termination set out herein are in addition to and not in substitution of any other rights or remedies available to a party arising upon any of the circumstances set out above giving rise to such rights of termination.

4.4

Termination upon Cessation of Content.  If SendtoNews elects to stop offering a commercial service of licensing aggregated third party Content to others during the Term of this Agreement, SendtoNews will provide Customer no less than sixty (60) days written notice of such discontinuance.  Upon expiration of the sixty (60) day notice period, this Agreement will terminate automatically and the terms and conditions in Paragraph 4.3 will apply.

4.5 Mutual Termination for Convenience.  Either party may terminate this agreement at any time for convenience by providing the other party (60) days written notification of termination.

4.6

Effect of Termination.  Any termination pursuant to this Paragraph 4 will be without any liability or obligation of the terminating party, other than with respect to any obligations accrued hereunder prior to the date of such termination, including any rights that a party may have with respect to any breach of this Agreement existing prior to such termination.  All representations, warranties and indemnities set out in this Agreement, as well as any other provisions necessary to give effect to same or which by its nature is intended to survive expiration or termination will survive the expiration or termination of this Agreement.

Ownership

5.1

Ownership of Content.  Customer acknowledges and agrees that: (i) the Owners own all right, title and interest in and to the Content; and (ii) nothing in this Agreement will confer in Customer any right of ownership in the Content or any license to any Content other than the Rights expressly granted in this Agreement.

5.2

Ownership of Licensed Media.  SendtoNews acknowledges and agrees that:  (i) Customer owns all right, title and interest in and to the Licensed Media; and (ii) nothing in this Agreement will confer in SendtoNews any license or right of ownership in the Licensed Media.

Representations and Warranties and Disclaimer of Warranties

6.1

SendtoNews Representations and Warranties.  SendtoNews represents warrants and covenants to Customer as follows:

(i)

the execution, delivery and performance by SendtoNews of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action on its part;

(ii)

this Agreement constitutes a valid and binding agreement enforceable in accordance with its terms and does not conflict with any other agreements to which it is a party; and

(iii)

SendtoNews holds a redistribution license for the licensed Content.

6.2

Customer Representations and Warranties. Customer represents, warrants and covenants to SendtoNews as follows:

(i)

the execution, delivery and performance by SendtoNews of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action on its part;

(ii)

this Agreement constitutes a valid and binding agreement enforceable in accordance with its terms and does not conflict with any other agreements to which it is a party;

(iii)

Customer will not use any Content other than in accordance with the terms of this Agreement; and

(iv)

Customer shall maintain adequate information technology security to ensure that no person obtains access to the Content other than Representatives (as defined in Section 8.1, below) of Customer who have need to access the Content in furtherance of their responsibilities to Customer.

6.3

Disclaimer of Warranties.  Except as specifically set forth herein, neither party makes any warranty, express or implied, with respect to the subject matter hereof. SENDTO NEWS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

Indemnification

7.1

SendtoNews Indemnity.  SendtoNews, at its own expense and subject to the terms and conditions set forth below, will indemnify, defend and hold harmless Customer, its affiliates and their respective employees, representatives, agents, associates and affiliates (“Customer Indemnities”), against any claim, suit, action, or other proceeding brought against Customer or any such party to the extent based on, in connection with, or arising from SendtoNews’ breach of any of its obligations, covenants, representations and warranties and agreements herein; provided, however, that in any such case: (i) Customer provides SendtoNews with prompt notice of any such claim; (ii) Customer permits SendtoNews to assume and control the defense of such action, with counsel chosen by SendtoNews; and (iii) Customer does not enter into any settlement or compromise of any such claim without SendtoNews’ prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  If SendtoNews does not assume and control the defense of such action, then, to the extent arising from such claim, SendtoNews will pay all costs, damages, and expenses, including, but not limited to, actual legal fees and costs awarded against or otherwise reasonably incurred by Customer or any indemnified party hereunder in connection with or arising from any such claim, suit, action or proceeding.

7.2

Customer Indemnity.  Customer, at its own expense and subject to the terms and conditions set forth below, will indemnify, defend and hold harmless SendtoNews, its affiliates and their respective employees, representatives, agents, associates and affiliates, against any claim, suit, action, or other proceeding brought against SendtoNews or any such party to the extent based on, in connection with, or arising from Customer’s breach of any of its obligations, covenants, representations and warranties and agreements herein; provided, however, that in any such case: (i) SendtoNews provides Customer with prompt notice of any such claim; (ii) SendtoNews permits Customer to assume and control the defense of such action, with counsel chosen by Customer; and (iii) SendtoNews does not enter into any settlement or compromise of any such claim without Customer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.  If Customer does not assume and control the defense of such action, then, to the extent arising from such claim, Customer will pay all costs, damages, and expenses, including, but not limited to, actual legal fees and costs awarded against or otherwise reasonably incurred by SendtoNews or any indemnified party hereunder in connection with or arising from any such claim, suit, action or proceeding.

7.3

Limitation of Liability. Customer acknowledges that the provision of the Content by SendtoNews is dependent on a variety of other service providers, such as internet service providers, website hosting service providers, email service providers and the like, that SendtoNews does not and cannot control. Notwithstanding anything to the contrary herein, the total aggregate liability of SendtoNews to Customer for any and all claims of Customer arising hereunder (regardless of the basis of such claims, including, without limitation, claims based on contract, breach of warranty, negligence, strict liability, tort or otherwise) with respect any breach of this Agreement, the Content, the Rights and the SendtoNews Marks will not exceed the lesser of: (i) the total direct damages actually incurred by Customer Indemnitees as a direct result of such claim; or (ii) the  total amount of monies actually paid by Customer to SendtoNews during the period of six (6) months prior to the date that the applicable claim arose.  Notwithstanding anything to the contrary herein, in no event will SendtoNews be liable to Customer for any indirect, special, incidental, consequential or punitive damages or lost profits arising from this Agreement or the use by or inability of Customer to use the Content, the Rights or the SendtoNews Marks.  Customer acknowledges that the above limitations of liability in favour of SendtoNews are reasonable in the context of the Agreement and the compensation payable by Customer to SendtoNews hereunder and form an essential basis for SendtoNews entering into this Agreement with Customer.

Confidentiality, Limited Non-Circumvention and Injunctive Relief

8.1

Confidential Information. Each party agrees that all materials and information and all copies thereof of whatever nature or medium that may be disclosed, discovered, transmitted, collected, distributed, transferred or otherwise coming into its knowledge (whether advertent or inadvertent) including, without limitation, computer software, algorithms or code, business information, pricing the methods, means, personnel, equipment, and software by and with which each party provides its other products and services and customer lists, customer personal information or customer personal data (collectively, the “Confidential Information”), are confidential and are the proprietary information and trade secrets of the disclosing party.  The terms of this Agreement shall constitute to Confidential Information of SendtoNews.  Confidential Information shall not include information which (a) was generally available to the public when first disclosed hereunder or which subsequently becomes generally available to the public other than as a result of a breach of this Agreement, (b) information which was or comes into the possession of a party other than from the other party without being subject to confidentiality restrictions, or (c)  information developed by a party without use or reference to the Confidential Information of the other party.  Subject to Section 9.2., neither party will make any public announcement regarding the existence or content of this Agreement or otherwise disclose the terms of this Agreement without the other party's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The obligation of confidentiality will extend to each party’s Affiliates and their respective directors, officers, employees, representatives or agents (“Representatives”) and each party shall be responsible for the use or disclosure of any Confidential Information by its Representatives.  Confidential Information may be disclosed in response to a subpoena or when otherwise required by law provided that the disclosing party shall use good faith efforts to give the other party advanced notice of such disclose and cooperate in restricting any disclosure to the minimum extent required by law.

8.2

Limited Non-Circumvention.  Customer acknowledges that the relationships between Owners and SendtoNews is critical to the success of both Customer and SendtoNews.   Customer therefore agrees that, without the prior written consent of SendtoNews, which can be withheld in its sole and absolute discretion, during the term of this Agreement and for a period of one (1) year thereafter, Customer will not acquire Content directly from any Owner or Affiliate of any Owner, where any Content of such Owner had been provided to Customer pursuant to this Agreement at any time during the six (6) months immediately preceding the termination of this Agreement.  Customer will also not engage, directly or indirectly, in any transaction during the term of this Agreement and for a period of one (1) year thereafter that is intended to circumvent the restrictions set forth in the preceding sentence.  The foregoing shall not limit the Customer from entering into any bona fide agreement following the termination of this Agreement with any unaffiliated business that aggregates third party content and agrees to supply the third party content to Customer where such agreement is not intended to circumvent the restrictions set forth in this Section 8.2.

8.3

Injunctive Relief.  The parties hereto acknowledge and agree that a breach of (a) the confidentiality provisions hereof by either party, (b) the Content restrictions contained herein by Customer or (c) the non-circumvention provisions of Section 8.2 could result in irreparable damages to the other party which would be impossible to compensate with damages.  Accordingly, in the event of an actual or threatened breach of Section 8.1, Section 8.2 or of any Content restrictions by Customer, the other party shall have the right to apply for preliminary or injunctive relief in any appropriate jurisdiction and the other party waives any objection to such jurisdiction or as to the venue of such courts.  The parties hereby waive the obligation that either party post a bond or provide other surety in connection with any injunctive or equitable relief and where the posting of a bond is not waiveable agree that a bond in the amount of $1,000 is reasonable.

Miscellaneous Provisions

9.1

Notices. All notices, requests and other communications called for by this Agreement will be in writing and delivered by personal delivery, overnight courier, or machine confirmed facsimile transmission and will be deemed to have been given upon personal delivery, one business day after deposit with express courier, or upon machine confirmation of receipt of facsimile as follows:

if to Customer:

Syndicore Asia Limited

Flat 1010, Miramar Tower, 132 Nathan Road

Tsim Sha Tsui, Kowloon, Hong Kong

Facsimile No.:(852) 3020-9221

Attention: C.E.O

 if to SendtoNews:

SendtoNews Video Incorporated

1111 Wharf Street,

Victoria, B.C.

V8W 1T7

Facsimile No.: (877) 211-2946

Attention:  C.O.O.

With a copy to:

Pedley & Millin, PLLC

3773 Cherry Creek North Drive, Suite 575

Denver, Colorado

Facsimile No.:  (502) 214-3121

Email:  dpedley@pedleymillin.com

Attention:  David Pedley, Esq.

or to such other addresses as either party will specify in writing  to the other.  Notice by any other means will be deemed made when actually received by the party to which notice is provided.

9.2

Joint Partnership Announcement.  Each Party agrees to issue a press release announcing the partnership, which can be in the form of a joint news release or individual press releases.  The Customer agrees to publish partnership news announcement in all their media properties with SendtoNews.com included/link.

9.3

Miscellaneous Provisions. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party will assign this Agreement, in whole or in part, without the written consent of the other party. Any attempt to assign this Agreement other than in accordance with this provision will be null and void. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without reference to conflicts of law rules, and without regard to its location of execution or performance.  In the event of any unresolved dispute or proceeding arising out of or in respect of this Agreement, the parties hereby irrevocably submit to the exclusive original jurisdiction of the Supreme Court of British Columbia, Vancouver Registry. The prevailing party shall be entitled to an award of its legal fees and expenses in connection with any litigation between the parties.  Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture, or employment. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.  Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may only be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions hereof (whether or not similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly so provided. All dollar amounts herein are U.S. dollars unless otherwise expressly agreed to in writing.  This Agreement, together with its Schedules, Exhibits and any other documents specifically referred to herein and which are incorporated by reference herein are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter. Each party hereto agrees to act in good faith with respect to the other party or parties hereto in exercising its rights and discharging its obligations under this Agreement.  Each party further agrees to use reasonable efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement.  Each party hereto agrees to execute, deliver and file whatever document or instrument is reasonably necessary or advisable to realize the purposes of this Agreement. This Agreement may be executed in any number of counterparts, all of which taken together will constitute a single instrument.  Execution and delivery of this Agreement may be evidenced by facsimile transmission.

[Signatures on Next Following Page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement, to have effect as of the Effective Date.

SendtoNews Video Incorporated

Syndicore Asia Limited

Per: ________________________

Per: ____________________________

Authorized Signatory

Authorized Signatory

Print Name:__________________

Print Name:______________________

Date:_______________________

Date:___________________________

SENDTONEWS LICENSE AGREEMENT FOR MEDIA

Schedule A

This Schedule is hereby incorporated by reference and forms part of the SendtoNews License Agreement For Print Media between Syndicore Asia Limited and SendtoNews Video Incorporated.

Content

Content and/or embeded codes are accessed via the SendToNews platform.  Customer will be provided account login, sufficient training and support to be able to use, navigate and download available content.

The Advanced Media player embeded code will be made available to Customer by the SendtoNews support staff.  This player will serve content channels as requested by the client. This content will be dynamically updated by SendtoNews, via the Advanced Media player, as soon as new Content is available. The player is capable of being customized to suit the customer requirements, (size of the player, with/without tabs, number of channels, some color changes).  By using the player Customer may request performance reports which indicated the number of video views and embeded player loads.

Automated delivery is available to Customers who want close integration of their system with the SendtoNews content. This can be archived via the RSS and MRSS data feeds. The feeds contain links to the videos and all other meta data necessary to import into all major video content management systems. Additionally, Customer can request customization of the feeds.  These feeds are provided via a standard url, which the customers uses to pull the data from the SentoNews servers. If required, the content xml meta data can be pushed to Customer’s servers. The feeds are unique to Customer and Customer may not be disclosed or shared to any third party not related to Customer.

Delivery/Materials/Elements/Services

The SendtoNews Advanced Media Player will deliver content in multi bit-rate format suitable for a range of end users and their bandwidth. The player is fully compatible with all major browsers and platforms (iOS, Android, Windows, MacOS).  Alternatively SendtoNews will provide the Content in MP4 format. .

Initial Term

The Initial Term of this Agreement will commence on the Effective Date in the Agreement and will terminate December 15, 2015

Extension Terms

Each Extension Term of this Agreement will be of 1 year and will renew automatically unless otherwise specified.